Exhibit 10.2
Kaiser Aluminum Amended and Restated 2017-2019 Long-Term Incentive Plan

Management Objective:    The applicable measurable performance objective:

•
for 40% of the Performance Shares is the percentile ranking (“Relative TSR Ranking”) of the total shareholder return (“TSR”) of Kaiser Aluminum Corporation (the “Company”) over the period from January 1, 2017 through December 31, 2019 (the “Performance Period”) compared to the TSR of companies listed on Annex I hereto (each, a “Peer Company”), each of which is a member of the S&P 600 Small Cap Materials Sector index, over the Performance Period;

•
for 40% of the Performance Shares is the cost performance (“Cost Performance”) of the Company, measured against the Company’s total controllable cost (“Total Controllable Cost”), over the Performance Period; and

•
for 20% of the Performance Shares is the economic value added performance (“EVA Performance”) of the Company, measured by the consolidated pre-tax operating income of the Company (“PTOI”) less a capital charge, over the Performance Period.

TSR Performance Objective

The Relative TSR Ranking will be based on the Company’s relative stock performance against the Peer Companies, with any dividends being treated as being reinvested on the applicable ex-dividend date.

The beginning and ending share prices are determined using the 20 trading day averages preceding the beginning and the end of the applicable performance period, respectively.

Any Peer Company that is acquired during the Performance Period shall be omitted from the peer group and will not be included in determining the Relative TSR Ranking.

Any Peer Company that files for bankruptcy, or that has its shares delisted from its primary stock exchange because it fails to meet the exchange listing requirements (other than as a result of its acquisition), during the Performance Period shall remain in the peer group and will be ranked last for purposes of determining the Relative TSR Ranking.

The Relative TSR Ranking target is the 50th percentile (the “Target TSR Ranking”). The payout for TSR performance at the target level (a multiplier of 1.00x) is 50% of the applicable Performance Shares. The threshold performance required to potentially earn Performance Shares is a Relative TSR Ranking at the 25th percentile. The payout for TSR performance at the threshold level (a multiplier of 0.50x) is 25% of the applicable Performance Shares. If the Relative TSR Ranking is below the 25th percentile, no Performance Shares will be earned. If the Relative TSR Ranking is greater than the 90th percentile, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 100% of the applicable Performance Shares.

The multiplier for Performance Shares based on TSR Percentile Ranking will be determined by straight line interpolation between the measuring points based on the Relative TSR Ranking as follows:

TSR Percentile Ranking <25th percentile 25th percentile 50th percentile 75th percentile ≥90th percentile	Multiplier 0.00x 0.50x 1.00x 1.50x 2.00x

If the TSR of the Company over the Performance Period is negative, then the multiplier shall be capped at 1.00x.

Cost Performance Objective

The Company’s Cost Performance is measured as a percentage of the average annual increase or decrease in Total Controllable Cost over the Performance Period as compared with the Total Controllable Cost for 2016. The baseline reflects 2016 costs/performance flexed for volume and mix.

Total Controllable Cost shall equal the sum of the Company’s (1) controllable variable conversion cost (“Variable Cost”) and (2) controllable plant overhead and selling, general and administrative expenses (“Overhead Cost”) as more fully described to the Company’s compensation committee (the “Committee”).

The Cost Performance target is a 0% annualized cost increase requiring the offset of underlying inflation (the “Target Cost Performance”). The payout for Cost Performance at the target level (a multiplier of 1.00x) is 50% of the applicable Performance Shares. If the Cost Performance is equal to or greater than a 3% annualized cost increase, no Performance Shares will be earned. If the Cost Performance equals or exceeds a 3% annualized cost reduction, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 100% of the applicable Performance Shares.

The multiplier for Performance Shares based on Cost Performance will be determined by a straight line interpolation based on Cost Performance as follows:

Cost Performance ≥3% annualized cost increase 0% annualized cost increase ≥3% annualized cost reduction	Multiplier 0.00x 1.00x 2.00x

EVA Performance Objective

For each year of the Performance Period, EVA will equal (1) PTOI less (2) 15% of net assets as of the end of the immediately preceding year (“Net Assets”).

In determining EVA for a particular year:

(1) Net Assets will equal total assets less total liabilities of our Consolidated financial statements, subject to adjustments to:

•	remove discontinued operations and legacy environmental accruals;

•	remove VEBA related assets and liabilities;

•	exclude financing items;

•	exclude capital expenditures in progress;

•	add prorated value of capital projects and acquisitions larger than 1% of prior year Net Assets except to the extent necessary to avoid over-stating Net Assets;

•	exclude income tax related assets and liabilities; exclude mark-to-market assets and liabilities relating to hedging activities except for those relating to option premiums;

•	exclude cash, cash equivalents and short-term investments; and address other items as recommended by the Company’s Chief Executive Officer and approved by the Committee.

(2) PTOI will be adjusted to:

•	exclude non-cash LIFO inventory charges (benefits) and respective non-cash metal gains (losses);

•	exclude non-cash mark to market and lower of cost or market adjustments;

•	amortize the following non-recurring activities over three calendar years with the first year being the year of the initial charge if the value exceeds one percent of Net Assets:

◦	Restructuring charges;

◦	Gains or losses resulting from asset dispositions;

◦	Labor stoppage costs; and

◦	Asset impairment charges;

•	exclude discontinued operations and legacy environmental income and expenses;

•	exclude unrealized mark-to-market gains (losses) related to hedging activities;

•	exclude VEBA income and expense;

•	exclude workers compensation gains (expenses) caused by changes in the discount rate; and address other items as recommended by the Company’s Chief Executive Officer and approved by the Committee.

The EVA Performance target is $50 million (the “Target EVA Performance”). The payout for EVA Performance at the target level (a multiplier of 1.00x) is 50% of the applicable Performance Shares. If the EVA Performance is equal to or less than $25 million, no Performance Shares will be earned. If the EVA Performance is greater than or equal to $75 million, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 100% of the applicable Performance Shares.

The multiplier for Performance Shares based on EVA Performance will be determined by a straight line interpolation based on EVA Performance as follows:

EVA Performance ≤ $25 million $50 million ≥ $75 million	Multiplier 0.00x 1.00x 2.00x

Determination of Number of Performance Shares Potentially Earned:	The number of Performance Shares earned, if any, will be determined as follows:

•	Following December 31, 2019, the Committee will approve a multiplier (“LTI Multiplier”) for each of the performance metric described above based on the Company’s performance.

•
The number of Performance Shares earned, if any, will equal the sum of the product (rounded down to the nearest whole number) of (1) the number of Performance Shares granted under each performance metric and (2) one-half of the LTI Multiplier determined based on each of the applicable Company performance (rounded to the nearest whole percentage point); provided, however, such number will not exceed the number of Performance Shares granted hereunder.

The Committee will approve the LTI Multiplier not later than March 15, 2020.

Administrative Provisions:
Additional administrative provisions are reflected in the terms of the applicable grant documents.
The number of Performance Shares earned by any Covered Employee will be subject to any “umbrella plan” adopted by the Company in order to improve the tax efficiency of the Performance Shares granted to such Covered Employee.

Annex I

Peer Company List

A. Schulman, Inc.	Innospec Inc.
AdvanSix Inc.	KapStone Paper and Packaging Corporation
AK Steel Holding Corporation	Koppers Holdings Inc.
American Vanguard Corporation	Kraton Performance Polymers Inc.
Balchem Corp.	LSB Industries Inc.
Boise Cascade Company	Materion Corporation
Calgon Carbon Corporation	Myers Industries Inc.
Century Aluminum Co.	Neenah Paper, Inc.
The Chamours Company	Olympic Steel Inc.
Clearwater Paper Corporation	PH Glatfelter Co.
Deltic Timber Corporation	Quaker Chemical Corporation
Flotek Industries Inc.	Rayonier Advanced Materials Inc.
Future Fuel Corp.	Schweitzer-Mauduit International Inc.
HB Fuller Co.	Stepan Company
Hawkins Inc.	Stillwater Mining Co.
Haynes International, Inc.	SunCoke Energy Inc.
Headwaters Incorporated	TimkenSteel Corporation
Ingevity Corporation	Tredegar Corp.
Innophos Holdings Inc.	U.S. Concrete